Exhibit 99.1
NEWS RELEASE

Contacts:	Lawrence P. Ward, CEO
Margaret Torres, CFO
805-239-5200

HERITAGE OAKS BANCORP DECLARES $.08 PER SHARE QUARTERLY CASH DIVIDEND

Paso Robles, CA - January 23, 2007 — Heritage Oaks Bancorp (Nasdaq: HEOP), parent company of Heritage Oaks Bank, today announced its Board of Directors has declared its $0.08 per share regular quarterly cash dividend. The cash dividend will be paid February 17, 2007, to shareholders of record February 3, 2007. This payment will be the company’s third regular quarterly cash dividend to shareholders.

“We continue to build the Heritage Oaks franchise through excellent customer service, product offerings and de novo branches. The significant growth and prosperity we are generating is a direct result of shareholders investments, customer loyalty, employee dedication and solid leadership from the management team. This dividend is one way to share this increased franchise value with our shareholders,” said Dr. B. R. Bryant, Chairman.

On January 22, 2007, Heritage Oaks Bancorp reported profits and exceptional loan growth for the fourth quarter and full year of 2006. Fourth quarter net income was $1.6 million, or $0.25 per diluted share, compared to $1.8 million, or $0.27 per diluted share, in the fourth quarter a year ago. Net income for the year was $6.7 million, or $1.01 per diluted share, even with earnings in 2005.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton and Morro Bay and three branch offices in Santa Maria. Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as "will likely result in", "management expects that", "will continue", "is anticipated", "estimate", "projected", or similar expressions, are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Heritage Oaks Bancorp within PSLRA's safe harbor provisions.

NOTE: Transmitted on Primezone on January 23, 2007, at 3:30 a.m. PST.